Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our reports dated March 16, 2022, with respect to the consolidated financial statements and schedule of Coupa Software Incorporated and the effectiveness of internal control over financial reporting of Coupa Software Incorporated included in its Annual Report (Form 10-K) for the year ended January 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 16, 2022